CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                            OF IMAGING SERVICES, INC.
                           (CORPORATE NUMBER C1733583)


The undersigned certify that:

        1. They are the president and the secretary, respectively, of Imaging Services, Inc., it California corporation.

        2. Article One of the Articles of incorporation of this corporation is amended to read as follows.

        "Article One. Name. The name of this corporation shall be IMAGING3, INC."

        3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corp -oration is ten million. The number of shares voting in favor of the amendment equaled or exceeded the vote required, The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: August 13, 2002

                                                /s/ Dean Janes
                                                --------------------------------
                                                Dean Janes, President



                                                /s/ Michelle Janes
                                                --------------------------------
                                                Michelle Janes, Secretary